1009 PERRY HIGHWAY  •  PITTSBURGH, PENNSYLVANIA  15237
TELEPHONE 412-367-3300  •   FAX 412-364-6504

Press Release

Date:	Contact:
November 21, 2012	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3303 ext. 3121
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC.
ANNOUNCES FOURTH QUARTER AND
YEAR-END EARNINGS FOR FISCAL 2012

PITTSBURGH, PA – November 21, 2012 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (the “Company”) (NASDAQ: FSBI), the holding company for Fidelity Bank reported net income for the year ended September 30, 2012 of $806,000 or $.13 per diluted share, compared to net income of $1.535 million or $.37 per diluted share for the prior year.  The $729,000 decrease in earnings for fiscal 2012 primarily reflects a decrease in net interest income of $925,000, an increase in the provision for loan losses of $375,000 and an increase in operating expenses of $832,000, partially offset by an increase in other income of $1.03 million (excluding impairment charges), and an increase in income tax benefit of $347,000. Other Than Temporary Impairment (“OTTI”) charges were $1.5 million for both the fiscal years ended September 30, 2012 and 2011.

Net loss of $51,000 was recorded for the three-month period ending September 30, 2012, or $.05 per diluted share, compared to net income of $597,000, or $.16 per diluted share for the same period in the prior year. The $648,000 decrease in net income for the fourth quarter of fiscal 2012 primarily relates to a decrease in net interest income of $435,000 and an increase in operating expenses of $537,000, partially offset by an increase in other income of $150,000 and an increase in income tax benefit of $174,000. Operating expenses were impacted by merger related costs associated with the proposed merger agreement with WesBanco, Inc. announced on July 19, 2012.

Net interest income before provision for loan losses decreased to $13.9 million for the year ended September 30, 2012, compared to $14.8 million in the prior year. The decrease in net interest income before provision for loan losses for the fiscal year reflects lower net earning assets during the period, resulting in a decrease in the net interest spread caused by the average yield on interest-earning assets decreasing more than the average rate paid on interest-bearing liabilities.  The Company’s tax equivalent interest rate spread decreased to 2.32% for the year ending September 30, 2012 compared to 2.39% in the prior year.

Net interest income before provision for loan losses was $3.3 million for the three-months ended September 30, 2012, compared to $3.7 million in the prior year period. The  decrease reflects lower net earning assets during the period, as well as a decrease in the net interest rate spread resulting from the average yield on interest-earning assets decreasing more than the average rate paid on interest-bearing liabilities.

The Company recorded a $1.575 million provision for loan losses for the year ended September 30, 2012, compared to $1.2 million in the prior year period, an increase of $375,000. For both the three-months ended September 30, 2012 and 2011, the Company recorded a $300,000 provision for loan losses. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the portfolio.  When determining the provision for loan losses, the company considers a number of factors some of which include specific credit reviews, non-performing, delinquency and charge-off trends, concentrations of credit, loan volume trends and broader local and national economic trends.  Net charge-offs for fiscal 2012 were $2.8 million compared to $1.3 million for fiscal 2011. Non-performing loans increased to $7.3 million at September 30, 2012 compared to $6.8 million at September 30, 2011. Non-performing assets and foreclosed real estate were 2.23% of total assets at September 30, 2012 compared to 1.49% at September 30, 2011. The allowance for loan losses was 61.55% of non-performing loans and 1.37% of net loans at September 30, 2012, compared to 84.51% and 1.64%, respectively, at September 30, 2011.

Other income, excluding OTTI charges, increased $1.0 million or 22.0% to $5.7 million for the year ended September 30, 2012, compared to $4.7 million for the same period last year. Other income, excluding OTTI charges, was $1.7 million for the three-month period ended September 30, 2012, compared to $1.2 million in the prior year. The increase for the current fiscal year primarily reflects an increase in the gain on sales of loans of $512,000, an increase in loan service charges and fees of $204,000 and an increase in other income of $294,000. Partially offsetting these increases were decreases in deposit service charges and fees of $72,000. The increase for the three months ended September 30, 2012, as compared to the same period in the prior year, excluding OTTI charges, primarily reflects an increase in loan service charges and fees of $113,000, an increase in realized gain on sale of securities of $230,000, an increase in gain on sale of loans of $203,000 and an increase in other income of $61,000, partially offset by a decrease in deposit service charges and fees of $38,000.

OTTI charges recorded during the three-month period ending September 30, 2012 were $525,000, compared to $91,000 in the prior year period. The quarterly 2012 charges related to one corporate obligation. OTTI charges were $1.5 million during both the twelve-month periods ending September 30, 2012 and 2011. The impairment charges for the current fiscal year relate to the Company’s holdings of a private label mortgage-backed security, a pooled trust preferred security, a corporate obligation and three common stocks of local financial institutions. The impairment charges in the prior year period related to the Company’s holdings of five pooled trust preferred securities (“trups”), a single issue preferred security, a private label mortgage-backed security, and common stock of a local financial institution.  The impairment charges on pooled trups for both periods resulted from several factors, including a downgrade in their credit ratings, failure to pass their principal coverage tests, indications of a break in yield, and the decline in the net present value of their projected cash flows. Management of the Company has deemed the impairment on the trups to be other-than-temporary based upon these factors and the duration and extent to which the market value has been less than cost, the inability to forecast a recovery in market value, and other factors concerning the issuers in the pooled securities.  At September 30, 2012, the Company had holdings in 13 different trust preferred offerings, with a book value of $13.9 million. The cumulative net unrealized loss on these securities amounted to $5.8 million at September 30, 2012.

Operating expenses for the year ended September 30, 2012, increased $832,000 or 5.5% to $16.0 million compared to $15.1 million for the prior year.  For the final three-month period in this fiscal year, operating expenses were $4.3 million compared to $3.8 million in the prior year period.  The increase in operating expenses for the year ended September 30, 2012 is attributed to an increase in compensation and benefits expense of $190,000, an increase in office occupancy and equipment expense of $18,000, an increase in professional fees of $241,000, an increase in service bureau expense of $23,000 and an increase in other operating expenses of $605,000, partially offset by a decrease in depreciation and amortization of $35,000, a decrease in advertising expense of $55,000, and a decrease in federal deposit insurance premiums of $155,000. The increase for the three-month period ended September 30, 2012, as compared to the same period in the prior year, primarily reflects an increase in compensation and benefits of $97,000, an increase in professional fees of $249,000, and an increase in other expenses of $130,000. Operating expenses in fiscal 2012 were impacted by merger related costs associated with the proposed merger agreement with WesBanco, Inc. announced on July 19, 2012.

The Company had an income tax benefit of $211,000 for the fiscal year ended September 30, 2012, compared to a tax provision of $136,000 in the prior fiscal year. For the three months ended September 30, 2012, the Company had an income tax benefit of $29,000, compared to a tax expense of $145,000 for the same period last year.  The tax benefits for the prior periods were significantly impacted by the impairment charges during the respective periods. The OTTI charges recorded in the prior periods caused pre-tax income to be lower than tax-exempt income; therefore a tax benefit was recorded.

Total assets at September 30, 2012 were $647.1 million, a decrease of $19.8 million as compared to assets of $666.9 as of September 30, 2011. Net loans outstanding decreased $13.6 million or 3.9% to $332.7 million at September 30, 2012, compared to September 30, 2011. The decline in the loan portfolio in fiscal 2012 resulted, to a large extent, from the decision to sell residential mortgage loans originated that did not meet certain interest rate levels, rather than retaining them in the portfolio.  Savings and time deposits increased $14.6 million to $460.7 million at September 30, 2012 compared to $446.1 million at September 30, 2011. Borrowed funds were $127.9 million at September 30, 2012, a decrease of $36.5 million as compared to September 30, 2011.  Stockholders’ equity was $53.1 million at September 30, 2012 compared to $50.5 million at September 30, 2011.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three Months and Year Ended
September 30, 2012 and 2011 (unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2012	2011	2012	2011

Interest income	$5,563	$6,493	$23,603	$26,710
Interest expense	2,250	2,745	9,712	11,894

Net interest income	3,313	3,748	13,891	14,816
Provision for loan losses	300	300	1,575	1,200
Net interest income after provision
for loan losses	3,013	3,448	12,316	13,616
Noninterest income	1,221	1,071	4,232	3,176
Noninterest expense	4,314	3,777	15,953	15,121

Income (loss) before income taxes	(80)	742	595	1,671
Income tax provision (benefit)	(29)	145	(211)	136

Net income (loss)	(51)	597	806	1,535
Preferred stock dividend	(88)	(88)	(350)	(350)
Amortization of preferred stock discount	(15)	(15)	(60)	(60)
Net income (loss) available to common
stockholders	$(154)	$494	$396	$1,125

Basic earnings (loss) per common share	$(0.05)	$0.16	$0.13	$0.37
Diluted earnings (loss) per common share	$(0.05)	$0.16	$0.12	$0.37

Net interest margin (tax equivalent)	2.24%	2.47%	2.32%	2.39%
Annualized return on average assets	0.12%	0.36%	0.22%	0.22%
Annualized return on average equity	1.55%	4.69%	3.06%	3.06%

	September 30, 2012	September 30, 2011

Total assets	$647,077	$666,915
Cash and cash equivalents	38,429	24,856
Total investment securities	236,405	259,386
Loans receivable, net	332,676	346,285
Deposits	460,715	446,102
Borrowed funds (includes subordinated debt)	127,923	164,407
Stockholders' equity	53,080	50,491
Book value per common share	$15.03	$14.24

Average equity to average assets	7.86%	7.34%
Allowance for loan losses to loans receivable	1.37%	1.64%
Non-performing assets to total assets	2.23%	1.49%
Non-performing loans to total loans	2.17%	1.97%